EXHIBIT 6.2

CONFIRMATION OF AGREEMENT WITH LEROY HALTERMAN
DATED AUGUST 1, 2007

Leroy Halterman, CPG, RPG
820 Piedra Vista NE
Albuquerque, NM  87123
(505) 235-4467

August 1, 2007

Mr. Armando Garcia, President
Homeland Resources Ltd.
6801 Los Trechos NE
Albuquerque New Mexico, 87109

Dear Mr. Garcia:

This letter is to confirm our conversation retaining my professional services for Homeland’s Phase 1 Program on the HR #1-6 Claims, located in Luna County, New Mexico.  I will start immediately by submitting a plan of operations to the BLM.  Although there will be no significant impact to the land, it is always good practice to do this prior to any program.  My schedule should allow me to start on this project within the next three to four weeks.  As outlined in the report, with minor variations, he Phase I program will be limited to defining drill targets for the Phase II program.  It is anticipated to cost approximately $12,100.  The following discussion gives a brief description of the Phase I program:

1.           Additional mapping and sampling to confirm earlier sampling and to better target drill holes to test untested mineralized areas of the Home Ranch Prospect claim block.

2.           Perform close spaced geochemical soil sampling across the entire staked area. This type of sampling would collect samples from approximately 1-2 feet below the surface and have them tested for gold, silver, molybdenum antimony, mercury and arsenic.

I will stay in touch with you concerning the status of the plan of operations, the laboratory selected to run the samples, and the final scheduling of the project.

Sincerely,

/s/ Leroy Halterman

Leroy Halterman

Leroy Halterman
Register Professional Geologist, WY 1226
Certified Professional Geologist, 3444